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                                                                EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS'




The Directors
Liberty Group Publishing, Inc.:

We consent to the use of our reports with respect to the balance sheet of Liberty Group Publishing, Inc. as of December 31, 1997 and the combined financial statements of The Local Newspaper Group of American Publishing Company as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG Peat Marwick LLP
/s/ KPMG Peat Marwick LLP

Chicago, Illinois
April 8, 1998